EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2015 First Quarter Results

OMAHA, Neb., January 6, 2015—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its first quarter ended November 30, 2014.

First Quarter Results

First quarter fiscal 2015 revenues were $134.8 million versus $147.7 million of revenues in the same prior year period. Net earnings were $7.6 million or $0.62 per diluted share compared with $10.2 million or $0.79 per diluted share in the prior year.

Total irrigation equipment revenues decreased 11 percent to $114.7 million from $129.2 million in the prior fiscal year’s first quarter. U.S. irrigation revenues of $62.7 million decreased 21 percent due to a 27 percent decline in the number of irrigation systems sold as a result of the reduction in commodity prices, offset by sales increases in pumping stations and filtration solutions. International irrigation revenues of $52.0 million increased 4 percent most notably in the Middle East, South Africa and Australia. Infrastructure revenues increased 9 percent to $20.1 million with the primary increase in the road safety product line.

Gross margin was 27.4 percent of sales compared to 27.2 percent of sales in the prior year’s first quarter. Gross margin in irrigation decreased by approximately 1 percentage point and infrastructure gross margin increased by approximately 6 percentage points. Excluding the impact of a higher than normal warranty charge in the prior year, irrigation gross margin decreased by approximately 2.5 percentage points primarily as a result of pricing pressure and increases in input costs. The increase in infrastructure gross margin was primarily due to sales mix and increased leverage on higher sales.

Operating expenses increased $0.8 million to $25.0 million compared to the first quarter of the prior fiscal year. Expenses that support regular operating activities decreased by approximately $1.3 million due to reductions in personnel expenses including incentive compensation, outside services and fees associated with the Iraq contract, offset by a $1.5 million increase in estimated environmental expenses and $0.6 million of expenses associated with the planned acquisition of Elecsys Corporation. The environmental and acquisition expenses reduced earnings by $0.11 per diluted share on an after tax basis. Operating expenses were 18.5 percent of sales in the first quarter of fiscal 2015 compared with 16.4 percent of sales in the prior year period. Operating margins were 8.8 percent in the first quarter, versus 10.8 percent in the prior year period.

Cash and cash equivalents of $139.3 million were $12.5 million lower compared to the prior year first quarter. The Company repurchased 381,619 shares for $30.0 million during the first quarter and a total of 879,518 shares for $71.1 million since the inception of the program in January 2014. In addition, the Company expects to raise $100 million through a placement of long term debt over the next several months.

Backlog of unshipped orders at November 30, 2014 was $68.3 million compared with $86.6 million at November 30, 2013 and $79.6 million at August 31, 2014. The current and prior year infrastructure backlog includes a $12.7 million Road Zipper System order for the Golden Gate Bridge which is expected to be recognized in revenue in fiscal 2015.

Outlook

Rick Parod, president and chief executive officer, commented, “The U.S. irrigation market contraction continued in the quarter as lower commodity prices, uncertainty surrounding renewal of tax incentives, and lower farm incomes affected farmers’ sentiment regarding equipment purchases. We expect the current market challenges in agriculture to continue into calendar 2015. On the positive side, our infrastructure business has continued to improve at both the top and bottom line as we develop our sales pipeline and improve our margin structure.”

Parod continued, “Longer term, drivers for the Company’s markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectation for growth. In addition we expect the pending acquisition of Elecsys Corporation will help us build on our leadership position in implementing technology to improve water use efficiency.”

First-Quarter Conference Call

Lindsay’s fiscal 2015 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 59043217. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At November 30, 2014 Lindsay had approximately 12.1 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	November 30,	November 30,
($ and shares in thousands, except per share amounts)	2014	2013
Operating revenues	$134,845	$147,671
Cost of operating revenues	97,931	107,520

Gross profit	36,914	40,151

Operating expenses:
Selling expense	9,417	9,756
General and administrative expense	12,871	11,743
Engineering and research expense	2,724	2,660

Total operating expenses	25,012	24,159

Operating income	11,902	15,992
Other income (expense):
Interest expense	(71)	(39)
Interest income	172	135
Other expense, net	(342)	(271)

Earnings before income taxes	11,661	15,817
Income tax expense	4,093	5,583

Net earnings	$7,568	$10,234

Earnings per share:
Basic	$0.62	$0.79
Diluted	$0.62	$0.79
Shares used in computing earnings per share:
Basic	12,224	12,889
Diluted	12,274	12,951
Cash dividends declared per share	$0.270	$0.130

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	November 30,	November 30,	August 31,
($ in thousands)	2014	2013	2014
ASSETS
Current Assets:
Cash and cash equivalents	$139,287	$151,803	$171,842
Receivables, net	89,165	122,093	94,135
Inventories, net	77,010	75,614	71,696
Deferred income taxes	17,107	13,469	17,714
Other current assets	18,853	15,989	18,671

Total current assets	341,422	378,968	374,058

Property, plant and equipment, net	70,901	65,252	72,457
Intangibles, net	30,821	35,029	31,980
Goodwill	36,634	37,193	37,021
Other noncurrent assets, net	10,299	5,261	11,035

Total assets	$490,077	$521,703	$526,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$48,648	$45,902	$42,424
Other current liabilities	60,972	57,132	73,943

Total current liabilities	109,620	103,034	116,367

Pension benefits liabilities	6,530	6,263	6,600
Deferred income taxes	11,903	14,715	12,992
Other noncurrent liabilities	9,190	8,022	7,945

Total liabilities	137,243	132,034	143,904

Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	18,674	18,620	18,636
Capital in excess of stated value	52,650	49,288	52,866
Retained earnings	449,658	414,133	445,366
Less treasury stock	(162,006)	(90,961)	(132,020)
Accumulated other comprehensive loss, net	(6,142)	(1,411)	(2,201)

Total shareholders’ equity	352,834	389,669	382,647

Total liabilities and shareholders’ equity	$490,077	$521,703	$526,551

Lindsay Corporation and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
	November 30,	November 30,
($ in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,568	$10,234
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,748	3,707
Provision for uncollectible accounts receivable	169	442
Deferred income taxes	(774)	(1,365)
Share-based compensation expense	1,099	1,180
Other, net	1,368	(244)
Changes in assets and liabilities:
Receivables	1,792	(1,608)
Inventories	(5,347)	(6,608)
Other current assets	(1,513)	(431)
Accounts payable	7,300	3,356
Other current liabilities	(8,131)	(5,986)
Current income taxes payable	(3,441)	3,140
Other noncurrent assets and liabilities	1,857	111

Net cash provided by operating activities	5,695	5,928

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,649)	(2,387)
Proceeds from sale of property, plant and equipment	—	34
Proceeds from settlement of net investment hedges	1,889	101
Payments for settlement of net investment hedges	(329)	(1,035)

Net cash used in investing activities	(2,089)	(3,287)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock withheld for payroll tax withholdings	(1,699)	(2,027)
Excess tax benefits from share-based compensation	501	465
Repurchase of common shares	(29,986)	—
Dividends paid	(3,276)	(1,681)

Net cash used in financing activities	(34,460)	(3,243)

Effect of exchange rate changes on cash and cash equivalents	(1,701)	478

Net change in cash and cash equivalents	(32,555)	(124)
Cash and cash equivalents, beginning of period	171,842	151,927

Cash and cash equivalents, end of period	$139,287	$151,803